                              ICHOR CORPORATION
                      c/o Suite 1250, 400 Burrard Street
                          Vancouver, British Columbia
                                   V6C 3A6


December 23, 1997


The Shareholders of Gruppo San Rocco SpA
c/o Via de Republica 48
Solaro (Milan), Italy

Dear Sirs:

We understand that the shareholders listed in Schedule A hereto (the "Vendors") are the legal and beneficial owners of all of the issued and outstanding shares of common stock in the capital of Gruppo San Rocco SpA (the "Corporation"), a corporation incorporated under the laws of Italy.

All monetary amounts referred to herein are in lawful currency of the United States of America, unless otherwise expressly stated.

1.  PURCHASE OF THE CORPORATION

1.1. Subject to the terms and conditions hereof, ICHOR Corporation (the "Purchaser") hereby offers to purchase from the Vendors and, by their acceptance hereof, the Vendors agree to sell to the Purchaser all of the issued and outstanding shares of common stock in the capital of the Corporation (the "Purchased Securities") owned and represented by the Vendors, in exchange for 975,000 common shares of the Purchaser and 4,025 preferred shares of the Purchaser having a redemption value of $1,000.00 per share (the "Purchase Price").

1.2 Subject to the terms and conditions hereof, the Purchaser shall pay the Purchase Price to the Vendors, pro rata to their holdings of the Purchased Securities, on the Closing Date (as hereinafter defined) in exchange for the Purchased Securities.

1.3 At the election of the Purchaser, to be exercised on or before three business days prior to the Closing Date (as hereinafter defined), subject to the agreement of the Vendors to do so, the Vendors shall cause the Corporation to, and the Corporation shall, transfer all of the assets of the Corporation to the Purchaser and the Purchaser shall assume all of the liabilities of the Corporation, in consideration of the payment by the Purchaser to the Corporation of the Purchase Price on the Closing Date. In the event that the Purchaser exercises the election set out in this Section 1.3, the Purchaser and the Corporation shall enter into an asset purchase agreement, in a form sufficient to effect the transfers and assumptions contemplated hereby, on or before the Closing Date, whereupon this Agreement shall be replaced and shall become void and of no further effect.

2.  COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDORS

2.1. The Vendors, by their acceptance hereof, jointly and severally covenant, represent and warrant as follows and acknowledge and confirm that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Securities:

(a) all the Purchased Securities are now, and at the Time of Closing (as defined herein) will be, owned by the Vendors as the sole legal and beneficial owners of record with good and marketable title thereto, free and clear of any mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever, and the Purchased Securities are issued and outstanding as fully paid and non-assessable;

(b) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Vendors of any of the Purchased Securities or any interest therein or right thereto, except the Purchaser pursuant hereto;

(c) the Vendors have all necessary power and authority to execute and deliver the agreement resulting from their acceptance hereof (the "Agreement"), to sell the Purchased Securities to the Purchaser and to perform their obligations hereunder;

(d) none of the Vendors act as nominee, agent, trustee, executor, administrator or other legal representative on behalf of any other person, firm or corporation in respect of the Purchased Securities other than as set out in Schedule "B" and to the extent that any of the Vendors acts in such capacity, it is authorized by such person, firm or corporation to enter into this Agreement to sell the Purchased Securities and perform its obligations hereunder;

(e) this Agreement has been duly executed and delivered by and on behalf of the Vendors and constitutes legal, valid and binding obligations of the
     Vendors enforceable against the Vendors in accordance with its terms;

(f) the authorized and issued capital of the Corporation is as set out in Schedule "B" attached hereto;

(g) other than the Purchased Securities, there are no other shares, options, warrants or securities of the Corporation issued or issuable;

(h) the Purchased Securities are now, and at all times up to and including the Time of Closing will continue to be, registered in the name of the Vendors on the applicable securities registers of the Corporation;

(i) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not conflict with, result in a default under, or accelerate or permit the acceleration of the performance required by any agreement or instrument to which the Vendors or the Corporation is a party, any applicable law, rule or regulation, or any of the provisions of the constituting documents or by-laws of the Corporation;

(j) the Corporation is a corporation duly incorporated, organized and subsisting under the laws of Italy and has, on a timely basis, duly filed or delivered all reports, filings, federal, state and local tax returns and other material required to be filed with or delivered to any regulatory authority having jurisdiction under applicable law;

(k) the balance sheets of the Corporation as at December 31, 1996 and 1995, and the statements of operations, accumulated deficit and cash flows for the years then ended (the "Financial Statements"), have been prepared in accordance with accounting principles consistent with Italian law on a basis consistent with previous years and present fairly, the assets, liabilities and financial condition of the Corporation as at such dates and the sales, income and results of operations of the Corporation and its subsidiaries on a consolidated basis during the periods covered thereby;

(l) the pro forma financial statements of the Corporation prepared in respect of the period January 1, to December 31, 1997 (the "Pro Forma Financial Statements") have been prepared in accordance with the same accounting principles consistent with Italian law applied on a basis consistent with previous years and present fairly the assets, liabilities and financial condition of the Corporation as at such date and the sales, income and results of operations of the Corporation and its subsidiaries on a consolidated basis during the period covered thereby;

(m) to the knowledge of the Vendors there are no material liabilities (absolute, accrued, contingent or otherwise) of the Corporation or any of its subsidiaries of any kind whatsoever other than as disclosed in the Financial Statements and Pro Forma Financial Statements;

(n) all material financial transactions of the Corporation have been recorded in the financial books and records of the Corporation in accordance with good business practices, and such financial books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation shown in the Financial Statements and Pro Forma Financial Statements;

(o) there has been no material adverse change in the business affairs, operations or prospects (financial or otherwise) of the Corporation since December 31, 1996; and

(p) none of the Vendors nor any associates thereof are a party to, or are aware of, any agreement, commitment or understanding with respect to the exercise of any voting rights attaching to any securities of the Corporation or any voting trust agreement or other agreement relating to securities of the Corporation.

3.  COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1. The Purchaser covenants, represents and warrants as follows and hereby acknowledges and confirms that the Vendors are relying upon such covenants, representations and warranties in connection with the sale by them of the Purchased Securities:

(a) the Purchaser has all necessary power and authority to execute and deliver this offer, to purchase the Purchased Securities pursuant to the provisions hereof and to perform its obligations hereunder;

(b) this offer has been duly executed and delivered by and on behalf of the Purchaser and this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

(c) upon completion of the purchase and sale contemplated hereby the issued capital of the Purchaser shall be as set out in Schedule "C" attached hereto.

4.  CLOSING PROCEDURE

4.1. The closing of the purchase and sale of the Purchased Securities shall take place on the day that is ten business days following delivery by the Vendor of the Audited Statements (as hereinafter defined) to the Purchaser, at the offices of the Purchaser or at such other time or place as may be mutually agreed upon. The date of the closing of the purchase and sale of the Purchased Securities is referred to herein as the "Closing Date" and the time of closing on such date is referred to herein as the "Time of Closing".

4.2. At the Time of Closing on the Closing Date, the Vendors agree to deliver to the Purchaser the following:

(a) written resignations and releases of claims against the Corporation from all of the directors of the Corporation, in the form appended as Schedule "D" attached hereto;

(b) certified copies of resolutions appointing two nominees of the Purchaser, two nominees of the Vendors and one nominee agreeable to both the Purchaser and the Vendors as directors of the Corporation, in a form satisfactory to the Purchaser;

(c) definitive certificates representing the Purchased Securities duly endorsed for transfer to the Purchaser, or as the Purchaser may in writing direct, together with evidence that the endorsement of the certificates representing the Purchased Securities occurred before an Italian Notary Public and that all other required formalities have been observed; and

(d) copies of documentation authorizing execution of this Agreement, and any of the documents required to complete the transactions contemplated hereby, by the party executing same on behalf of Giovanni Beretta and Armando Donzelli.

4.3. At the Time of Closing on the Closing Date, the Purchaser agrees to deliver to the Vendors the following:

(a) Definitive certificates representing the Purchaser's shares constituting the Purchase Price duly endorsed for transfer to the Vendors pro rata to their holdings of the Purchased Securities or as the Vendors may in writing direct.

    Contemporaneously with the closing of the purchase and sale of the Purchased Securities, the certificates representing the Purchased Securities delivered by the Vendors as aforesaid shall be tendered to the Corporation and the parties shall arrange for the immediate delivery to the Purchaser of definitive certificates representing the Purchased Securities duly issued and registered in the name of the Purchaser or as it may in writing direct.

5.  CONDITIONS OF CLOSING

5.1. The obligation of the Purchaser to purchase the Purchased Securities shall be subject to the following conditions for the exclusive benefit of the Purchaser to be fulfilled, waived, and/or performed at or prior to the Time of Closing on the Closing Date:

(a) the Purchaser shall have received an opinion of counsel to the Corporation in form and terms reasonably satisfactory to the Purchaser, to the effect that:

    (i) the Corporation is duly organized and validly existing under the laws of Italy and is in good standing with respect thereto;

    (ii) all necessary steps and corporate and other proceedings have been taken to permit the Purchased Securities to be duly and validly transferred to and registered in the name of the Purchaser;

    (iii) the number of authorized and issued shares in the capital of the Corporation are as warranted by the Vendors and all issued shares are duly authorized and validly issued and outstanding as fully paid and non-assessable; and

    (iv) based on knowledge and belief, such solicitors know of no claims, judgment, actions, suit, litigations, proceedings or investigations, actual, pending or threatened against the Corporation which might materially affect the business, properties, assets, prospects or conditions, financial or otherwise, of the Corporation or which could result in any material liability to the Corporation;

(b) no action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, securities commission, regulatory body or agency to enjoin or prohibit the purchase and sale of the Purchased Securities contemplated hereby or the right of the Purchaser to own the Purchased Securities or to suspend or stop trading in securities of the Corporation;

(c) the covenants, representations and warranties of the Vendors contained in
    Article 2 hereof shall be true and correct on and as of the date of the acceptance of this offer by the Vendors and shall also be true and correct on and as of the Closing Date with the same force and effect as though such covenants, representations and warranties had been made on and as of such date;

(d) the Vendors shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it;

(e) without the Purchaser's prior written consent, since the date hereof, the Corporation shall not have taken any act, entered into or become a party to or subject to any agreement or transaction or incurred or become liable for any obligation except in the ordinary course of business, and no such act, agreement, transaction, liability or obligation in the ordinary course of business shall result in, or shall upon the completion thereof result in, a material change in the assets, liabilities, business, affairs, operations, prospects (financial or otherwise) or capital of the Corporation;

(f) since the date hereof, the Corporation shall not have redeemed, purchased or otherwise acquired any of its outstanding shares or authorized or agreed to any such redemption, purchase or acquisition or declared or paid any dividends or authorized or made any distributions or agreed to do so on or in respect of its outstanding securities;

(g) since the date hereof, the Corporation shall not have reserved, set aside, allotted, issued or agreed to reserve, set aside, allot or issue, conditionally or otherwise, any shares or any securities, rights or warrants having the right or option to acquire, directly or indirectly, through purchase, conversion, exchange or otherwise, any shares;

(h) the Purchaser shall have received the Corporation's audited 1997 financial statements consisting of a balance sheet and a statement of operations, accumulated deficit and cash flow in respect of such period and the report of the auditor thereon (the "Audited Statements"); and

(i) acceptance by Nasdaq for filing of notices relating to the transactions contemplated by this Agreement.

    In case any of the foregoing conditions has not been fulfilled, waived and/or performed at or before the Time of Closing to the satisfaction of the Purchaser, the Purchaser may rescind this Agreement by notice to the Vendors and in such event the parties hereto shall be released from all obligations hereunder; provided that any of such conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions.

5.2 The Purchaser shall notify the Vendors on or before 5 o'clock in the afternoon (Swiss time) on the day that is two business days prior to the Closing Date that the foregoing conditions have or have not been fulfilled or waived.

5.3 The obligation of the Purchaser to purchase and of the Vendors to sell the Purchased Securities shall be subject to the following condition to be fulfilled and/or performed at or prior to the Time of Closing on the Closing
Date:

(a) the transactions contemplated by the securities exchange agreement dated for reference December 23, 1997 made among the Vendors, Drummond Financial Corporation and Logan International Corp. shall have completed or all pre-conditions to completion shall have occurred so that such transactions shall be capable of completion on the Closing Date;

6.  COVENANTS OF THE VENDORS

6.1. The Vendors agree to cause the Corporation and the Corporation agrees to fulfill and\or perform all of the conditions referred to in subsections 5.1(e), 5.1(f) and 5.1(g) prior to the Time of Closing.

6.2. The Vendors agree to cause two nominees of the Purchaser, two nominees of the Vendors and one nominee acceptable to the Purchaser and the Vendors to be appointed as directors of the Corporation on the Closing Date.

6.3. The Vendors covenant and agree that, between the date hereof and the Time of Closing, they will not take any step or act with respect to or in furtherance of the sale of the Purchased Securities or any portion thereof to any person, firm or corporation other than the Purchaser and, without limiting the generality of the foregoing, will not negotiate with, solicit any offer from, or have any discussions with, any other person, firm or corporation with a view to such a sale.

7.  COSTS AND EXPENSES

7.1. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.  ENTIRE AGREEMENT

8.1. The agreement resulting from acceptance of this offer shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and shall supersede any prior agreement, representation or understanding with respect thereto.

9.  TIME OF THE ESSENCE

9.1.  Time shall be of the essence hereof.

10.  SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

10.1. The respective covenants, representations and warranties of the parties contained herein shall survive the closing of the purchase and sale of the Purchased Securities herein provided for, and, notwithstanding such closing, or any investigation made by or on behalf of any party, shall continue in full force and effect for the benefit of the party to whom the covenant, representation or warranty was made.

11.  NOTICES

11.1. Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and may be given by delivering or sending by facsimile the same to the Vendors at:

     Fardafin Holding S.A.
     Via G.B. Pioda 9,
     6900 Lugano Switzerland

     Facsimile No.:  41 91 922 9527

and to the Purchaser at:

     ICHOR Corporation
     c/o Suite 1250, 400 Burrard Street
     Vancouver, British Columbia
     V6C 3A6

     Attention: President

     Facsimile No.: (604) 683 3205

11.2. Any such notice, direction or other instrument shall be deemed to have been given or made on the date on which it was delivered or sent by facsimile (or, if such day is not a business day, on the next following business day).

12.  GOVERNING LAW

12.1. This Agreement shall be constructed and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the state of Delaware and the applicable federal laws of the United States, and the parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the United States.

13.  CONFIDENTIALITY

13.1. This Agreement shall be kept confidential by the parties hereto and no public announcement or press release concerning this Agreement shall be made by either party without the consent of the other party, except as may be required by law or applicable securities rules, regulations or policies.

14.  SUCCESSORS AND ASSIGNS

14.1. No party may assign any of its rights or obligations hereunder to any other person, firm or corporation without the prior written consent of the other parties hereto, except that the Purchaser may assign this Agreement and its rights hereunder in whole or in part to one or more corporations all of the shares of which are beneficially owned by the Purchaser or any of its affiliates.

14.2. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.  FURTHER ASSURANCES

15.1. The parties will, from time to time, from the date of this Agreement, at the request of the other party, execute and deliver all such other and additional instruments and other documents essential to and do all such other acts and things as may be reasonably necessary or convenient to more fully carry out the intent and purposes of the terms of this Agreement.

16.  EFFECTIVE DATE

16.1 Notwithstanding the date of execution hereof or the completion of the transactions contemplated hereby, this Agreement shall, upon completion, be effective as of December 31, 1997.

17.  ACCEPTANCE OF OFFER

17.1. This offer is open for acceptance by the Vendors in the manner indicated below until, but not after, 5 o'clock in the afternoon (Swiss time) on December 24, 1997, and if not accepted on or before such time on such date shall be null and void. This offer may be accepted only by the Vendors signing and returning the accompanying duplicate of this offer or a counterpart hereof to the Purchaser or an officer of the Purchaser or by sending by facsimile to the Purchaser, in the manner provided in section 11.1, a copy of a signed counterpart hereof at or before the said time. Upon acceptance of this offer by the Vendors as aforesaid, this offer shall become an agreement of purchase and sale between the Vendors and the Purchaser in accordance with its terms.


Yours very truly,

ICHOR CORPORATION

By:      /s/ Roy Zanatta
      ------------------------

Name:    Roy Zanatta
      ------------------------

Title:   Secretary
      ------------------------

                                     -11-
                                  ----------

The foregoing offer is hereby accepted and agreed to by the undersigned on this 23 day of December, 1997.
     --

Fardafin Holding S.A.                      Fardainvest S.A.


By:     /s/ Giovanni Gianola               By:     /s/  Vittorio Benatti
      -----------------------------             ------------------------------

Name:   Dott. jur. Giovanni Gianola        Name:  Dott. Vittorio Benatti
      -----------------------------             ------------------------------

Title:  Vice-Chairman                      Title:     proxyholder
      -----------------------------              -----------------------------

Armando Donzelli                           Giovanni Beretta


By:      /s/ Giovanni Gianola              By:    /s/ Giovanni Gianola
     ------------------------------             ------------------------------

Name:   Dott. jur. Giovanni Gianola        Name:   Dott. jur. Giovanni Gianola
     ------------------------------             ------------------------------

Representative                             Representative
Capacity:       proxyholder                Capacity:        proxyholder
         --------------------------                 --------------------------

                                  SCHEDULE "A"

                                  Shareholders
                                  ------------


1.  Fardafin Holding S.A.
    Via G.B. Pioda 9
    6900 Lugano Switzerland

2.  Fardainvest S.A.
    L - 2450 Luxembourg 15
    Boulevard Roosevelt

3.  Mr. Giovanni Beretta
    c/o Fardafin Holding S.A.
    Via G.B. Pioda 9
    6900 Lugano Switzerland
    Attention:  Giovanni Gianola

4.  Mr. Armando Donzelli
    c/o Fardafin Holding S.A.
    Via G.B. Pioda 9
    6900 Lugano Switzerland
    Attention:  Giovanni Gianola

                                  SCHEDULE "B"

           Capital of Gruppo San Rocco SpA as at December 23, 1997
           -------------------------------------------------------

                                                             Number or Amount
                         Authorized        Number of             Owned by
Description                Shares      Shares Outstanding       the Vendors
-----------              ----------    ------------------    -----------------

Shares of Common Stock     93,000            93,000                   All(1)
with a nominal value of
100,000 Lire per share

(1) 27,900 shares are held legally and beneficially by Fardafin Holding S.A., 36,170 shares are held legally and beneficially by Fardainvest S.A., 14,465 shares are held legally and beneficially by Giovanni Beretta and 14,465 shares are held legally and beneficially by Armando Donzelli.

                                  SCHEDULE "C"

               Projected Capital of Ichor Corporation on Closing
               -------------------------------------------------

                                        Shares Held By Drummond
                Shares Held By       Financial Corporation & Logan     Shares Publicly
Description        Vendors                International Corp.                Held
-----------     --------------       -----------------------------     ---------------
Common Shares      975,000                     3,970,320                   937,200

Preferred Shares    4,025                        1,225                         0


                                  SCHEDULE "D"

                              Form of Resignation
                              -------------------

The undersigned,                 , hereby resigns from the office of director,
and officer if applicable, of Gruppo San Rocco SpA effective this
day of               , 1998 and formally releases and renounces all claims
against Gruppo San Rocco SpA regarding any demand or request for compensation, damages, indemnities, fees or arising from any other title or for any other reason. The undersigned declares that he has been fully satisfied as of the date of the execution hereof for any claim for whatever title or reason against Gruppo San Rocco SpA.





                                                     -------------------------